Exhibit 10.1

EXECUTION VERSION

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) the registrant customarily and actually treats such information as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) the registrant customarily and actually treats such information as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT

between

KYMAB LIMITED

and

RALLYBIO IPE, LLC

Dated as of May 5, 2022

Exhibit 10.1

EXECUTION VERSION

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS 1

ARTICLE 2 GRANT OF RIGHTS 11

2.1 Grants 11

2.2 Retention of Rights 12

2.3 Sublicenses 12

2.4 No Implied Rights 12

2.5 Disclosure of Licensed Know-How 12

2.6 Transferred Materials 13

2.7 Technical Assistance 13

ARTICLE 3 DEVELOPMENT AND REGULATORY 13

3.1 Development 13

3.2 Development Diligence 14

3.3 Development Reports 14

3.4 Subcontracting 14

3.5 Compliance 14

3.6 Regulatory Matters 14

ARTICLE 4 COMMERCIALIZATION 14

4.1 In General 15

4.2 Commercialization Reports 15

4.3 Commercialization Diligence 15

4.4 Compliance with Applicable Law 15

4.5 Sales and Distribution 15

4.6 Subcontracting 15

ARTICLE 5 MANUFACTURE AND SUPPLY 16

5.1 In General 16

5.2 Subcontracting 16

5.3 Compliance 16

ARTICLE 6 PAYMENTS 16

6.1 Upfront Payment 16

6.2 Milestones 16

6.3 Royalties 18

6.4 Payment Dates and Reports 19

6.5 Sublicense Income; Transfer Income 19

6.6 Priority Review Voucher 19

6.7 Mode of Payment; Currency Conversion 19

6.8 Taxes 20

6.9 Interest on Late Payments 20

6.10 Financial Records 20

6.11 Audit 20

6.12 Audit Dispute 21

6.13 Confidentiality 21

ARTICLE 7 INTELLECTUAL PROPERTY 21

7.1 Ownership of Arising Know-How 21

7.2 Prosecution and Maintenance of Patents 21

7.3 Enforcement of Patents 23

7.4 Infringement Claims by Third Parties 24

7.5 Invalidity or Unenforceability Defenses or Actions 24

7.6 Third Party Licenses 25

7.7 Product Trademarks 25

ARTICLE 8 PHARMACOVIGILANCE AND SAFETY 26

8.1 Global Safety Database. 26

8.2 Pharmacovigilance Agreement 26

ARTICLE 9 Confidentiality AND Non-Disclosure 26

9.1 Confidentiality Obligations 26

9.2 Permitted Disclosures 27

9.3 Use of Name 28

9.4 Press Releases 28

9.5 Publications 29

9.6 Destruction of Confidential Information 29

ARTICLE 10 REPRESENTATIONS AND WARRANTIES 29

10.1 Mutual Representations and Warranties 29

10.2 Representations, Warranties and Covenants of Sanofi Kymab 30

10.3 Representations, Warranties and Covenants of Licensee 31

10.4 Disclaimer of Warranty 31

10.5 Additional Wavier 31

ARTICLE 11 Indemnity 32

11.1 Indemnification of Sanofi Kymab 32

-ii-

11.2 Indemnification of Licensee 32

11.3 Notice of Claim 33

11.4 Control of Defense 33

11.5 Limitation on Damages and Liability 35

11.6 Insurance 35

ARTICLE 12 Term and Termination 35

12.1 Term 35

12.2 Termination for Convenience 35

12.3 Termination of this Agreement for Material Breach 35

12.4 Termination by Sanofi Kymab for Patent Challenge 36

12.5 Termination Upon Insolvency 36

12.6 Rights in Bankruptcy 36

12.7 Consequences of Termination 37

12.8 Accrued Rights; Surviving Obligations 37

ARTICLE 13 Miscellaneous 38

13.1 Force Majeure 38

13.2 Alliance Managers 38

13.3 Export Control 38

13.4 Assignment; Change of Control 38

13.5 Severability 39

13.6 Dispute Resolution 39

13.7 Governing Law, Jurisdiction, and Venue 39

13.8 Notices 40

13.9 Entire Agreement; Amendments 41

13.10 English Language 41

13.11 Equitable Relief 41

13.12 Waiver and Non-Exclusion of Remedies 41

13.13 No Benefit to Third Parties 41

13.14 Further Assurance 42

13.15 Relationship of the Parties 42

13.16 References 42

13.17 Construction 42

13.18 Performance through Affiliates 42

13.19 Counterparts 42

-iii-

Schedules

Schedule 1.8	Back-up Sequences
Schedule 1.57	Licensed Anemia Patents
Schedule 1.58	KY1066 Sequence
Schedule 1.59	Licensed Know-How
Schedule 1.60	Licensed Platform Patents
Schedule 1.62	Licensed Product Patents
Schedule 1.75	Baseball Arbitration for Determination of Net Sales of Combination Products
Schedule 2.6	Transferred Materials
Schedule 3.1.2	Development Plan
Schedule 9.4	Initial Press Release

-iv-

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of May 5, 2022 (the “Effective Date”) by and between Kymab Limited, a corporation incorporated in the United Kingdom, having offices located at Bennet Building (B930), Babraham Research Campus, Cambridge, UK, CB22 3AT (“Sanofi Kymab” or “Licensor”) and Rallybio IPE LLC, a Delaware limited liability company, having offices located at 234 Church Street, Suite 1020, New Haven, CT 06510 (“Rallybio” or “Licensee”). Sanofi Kymab and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sanofi Kymab controls certain property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Sanofi Kymab wishes to grant to Licensee, and Licensee wishes to be granted, a license under such property rights to Exploit (as defined herein) Licensed Products in the Territory, in each case, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.
“Accountant” has the meaning set forth in Section 6.12 (Audit Dispute).
1.2.
“Accounting Standards” means the then-current version financial reporting standards followed by Licensee, its Affiliate or Sublicensee, examples of which are IFRS (International Financial Reporting Standards) and GAAP (United States generally accepted accounting principles), in each case consistently applied.
1.3.
“Adverse Event” means (a) the development of an undesirable medical condition or the deterioration of a pre-existing medical condition in a patient or clinical investigation subject during or following exposure to or use of a Licensed Product, whether or not considered causally related to such Licensed Product, (b) the exacerbation of any pre-existing condition occurring during or following exposure to or use of a Licensed Product, or (c) any other adverse experience or adverse drug experience (as described in the FDA’s Investigational New Drug safety reporting and NDA post-marketing reporting regulations, 21 C.F.R. §§312.32 and 314.80, respectively, and any applicable corresponding regulations outside the United States, in each case as may be amended from time to time), occurring during or following exposure to or use of a Licensed Product. For purposes of this Agreement, “undesirable medical condition” includes symptoms (e.g., nausea, chest pain), signs (e.g., tachycardia, enlarged liver) or the abnormal results of an investigation (e.g., laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose or sensitivity reactions.
1.4.
“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.5.
“Agreement” has the meaning set forth in the preamble hereto.
1.6.
“Alliance Manager” has the meaning set forth in Section 13.2 (Alliance Managers).
1.7.
“Applicable Law” means laws, statutes, rules, regulations, treaties (including tax treaties), orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, that are applicable to the performance of the relevant activities under this Agreement, including any rules, regulations, guidelines (including Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices, as respectively defined under the ICH Guidelines) or other requirements of the Regulatory Authorities that may be in effect from time to time.
1.8.
“Back-up” means the specific anti-MTP2 monoclonal antibodies having the sequences listed in Schedule 1.8 (Back-up Sequences).
1.9.
“BLA” has the meaning set forth in Section 1.33 (Drug Approval Application).
1.10.
“Breaching Party” has the meaning set forth in Section 12.3 (Termination of this Agreement for Material Breach).
1.11.
“Business Day” means a day other than (a) a Saturday or Sunday, or (b) any day on which banking institutions in Paris, France or New York, New York are closed.
1.12.
“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.
1.13.
“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.
1.14.
“Change of Control” means, with respect to a Party, (a) any sale, exchange, transfer, or issuance to or acquisition by one or more Third Parties of shares representing more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of such Party or any Affiliate that directly or indirectly controls (as defined in Section 1.4 (Affiliate)) (such Affiliate, a “Parent” of such Party), whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, beneficially or of record or in one transaction or a series of related transactions, but excluding the issuance of shares in financing transactions, including any venture capital financing or any public offering; or (b) a merger or consolidation under Applicable Law of such Party with a Third Party in which the shareholders of a Party or such Parent immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation.
1.15.
“Clinical Studies” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product in human subjects.
1.16.
“Combination Product” means a product composed of (a) any combination of a Licensed Product and a device; or (b) a Licensed Product together with one or more other products whose active ingredients is/are not Licensed Compounds (formulated or packaged either as a fixed dose or as separate doses), and wherein (a) and (b) are sold in a single package for a single price.
1.17.
“Commercialization” means, with respect to a Licensed Product, any and all activities (whether before or after Market Approval) directed to the marketing, promotion and sale of such Licensed Product in the Field in the Territory after Market Approval for commercial sale has been obtained, including pre‑launch and post-launch marketing, advertising, promoting, marketing research, distributing, offering to commercially sell and commercially selling such Licensed Product, importing, exporting or transporting such Licensed Product for commercial sale, medical education activities with respect to such Licensed Product, conducting Clinical Studies that are not required to obtain or maintain Market Approval for such Licensed Product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning.
1.18.
“Commercially Reasonable Efforts” means [***].
1.19.
“Commercialization Reports” has the meaning set forth in Section 12.3 (Commercialization Report).
1.20.
“Complaining Party” has the meaning set forth in Section 12.3 (Termination of this Agreement for Material Breach).
1.21.
“Completion of Toxicity Studies” means [***].
1.22.
“Confidential Information” has the meaning set forth in Section 9.1 (Confidentiality Obligations).
1.23.
“Control” means, with respect to any Know-How, Patent, or other property right, possession of the right by a Party, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 (Grants)), to grant access, assign or grant a license, sublicense or other right to or under such property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or misappropriating trade secret information of a Third Party.
1.24.
“Controlling Party” has the meaning set forth in Section 7.4.1 (Defense of Third Party Claims).
1.25.
“Derived Patent” means any Patent filed by Licensee or its Affiliate or Sublicensee [***] the claims of which are [***] Licensed Know-How.
1.26.
“Development” means, with respect to a compound or product (including new Indications and formulations of a compound or product), all activities related to research, development, preclinical and other non-clinical testing (including compound discovery), test method development and stability testing, toxicology, formulation, process development, quality, Clinical Studies (including Manufacturing in support thereof (but excluding any commercial Manufacturing)), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Market Approval, in each case for such compound or product. When used as a verb, “Develop” means to engage in Development.
1.27.
“Development and Regulatory Milestone Events” has the meaning set forth in Section 6.2 (Development and Regulatory Milestones).
1.28.
“Development and Regulatory Milestone Payments” has the meaning set forth in Section 6.2 (Development and Regulatory Milestones).
1.29.
“Development Plan” means the plan for the Development of the Licensed Products as described in Section 3.1.2, as updated from time to time pursuant to Section 3.1.2 (Development Plan).
1.30.
“Disclosing Party” has the meaning set forth in Section 9.1 (Confidentiality Obligations).
1.31.
“Dispute” has the meaning set forth in Section 13.6 (Dispute Resolution).
1.32.
“Dollars” or “$” means United States Dollars.
1.33.
“Drug Approval Application” or (“DAA”) means an authorization or approval to market a Licensed Product in a particular country or regulatory jurisdiction in the Territory, including a Biologics License Application (a “BLA”) as defined in the United States Public Health Service Act (“PHSA”) and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding application in other jurisdictions in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.34.
“Effective Date” has the meaning set forth in the preamble hereto.

1.35.
“ELNs” has the meaning set forth in Section 2.5 (Disclosure of Licensed Know-How).
1.36.
“EMA” means the European Medicines Agency and any successor agency thereto.
1.37.
“Europe” means the countries comprising the European Economic Area as it may be constituted from time to time.
1.38.
“European Union” or “EU” means the economic, scientific and political organization of member states as it may be constituted from time to time.
1.39.
“Executive Officer” means a senior executive of a Party having corporate authority to make decisions regarding this Agreement.
1.40.
“Exploit” means, with respect to a product, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit such product and “Exploitation” means the act of Exploiting a product.
1.41.
“FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.42.
“FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, and the rules and regulations promulgated thereunder.
1.43.
“Field” means the prevention, diagnosis and/or treatment of any disease in humans, including without limitation, the treatment of diseases resulting from or in iron dysregulation.
1.44.
“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country and for which any of Licensee or its Affiliates or Sublicensees has invoiced sales of Licensed Products in the Territory; provided, however, that the following shall not constitute a First Commercial Sale: (a) [***]; (b) Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensees, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities; or (c) any use of such Licensed Product in Clinical Studies or non-clinical development activities with respect to such Licensed Product by or on behalf of a Party.
1.45.
“Force Majeure Event” has the meaning set forth in Section 13.1 (Force Majeure).
1.46.
“Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.
1.47.
“IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions,

amendments, supplements, extensions and modifications thereto), or any corresponding applications in other jurisdictions in the Territory.
1.48.
“Indemnification Claim Notice” has the meaning set forth in Section 11.3 (Notice of Claim).
1.49.
“Indemnified Party” has the meaning set forth in Section 11.3 (Notice of Claim).
1.50.
“Indemnifying Party” has the meaning set forth in Section 11.3 (Notice of Claim).
1.51.
“Indication” means any distinct human disease category, as evidenced by the filing of a separate Drug Approval Application (or supplemental Drug Approval Application, as the case may be).
1.52.
“Infringement” has the meaning set forth in Section 7.3.1 (Notice).
1.53.
“Infringement Notice” has the meaning set forth in Section 7.3.1 (Notice).
1.54.
“Inserm Agreement” has the meaning set forth in Section 9.5 (Publications).
1.55.
“Invoiced Sales” has the meaning set forth in the Section 1.75 (Net Sales).
1.56.
“Know-How” shall mean technical or scientific information, know-how, data, results, protocols, techniques, discoveries, inventions, specifications, designs, trade secrets, improvements and other information, including marketing or supply information and data, and information and data included or referenced in a Regulatory Documentation, whether or not protected by trade secret under Applicable Law, whether or not patentable.
1.57.
“Licensed Anemia Patents” means the Patents Controlled by Sanofi Kymab as of the Effective Date set forth on Schedule 1.57 (Licensed Anemia Patents).
1.58.
“Licensed Compound” means the specific anti-MTP2 monoclonal antibody internally referred to by Sanofi Kymab as KY1066 whose sequence is listed in Schedule 1.58 (KY1066 Sequence), (b) [***], and (c) any [***] clauses (a) and (b) [***].
1.59.
“Licensed Know-How” means the Know-How Controlled by Sanofi Kymab and its Affiliates as of the Effective Date set forth on Schedule 1.59 (Licensed Know-How).
1.60.
“Licensed Platform Patents” means the Patents Controlled by Sanofi Kymab as of the Effective Date set forth on Schedule 1.60 (Licensed Platform Patents).
1.61.
“Licensed Product” means any pharmaceutical product containing a Licensed Compound as an active pharmaceutical ingredient, in any form, formulation, dose, or presentation, alone or in combination with one or more other active ingredients.
1.62.
“Licensed Product Patents” means the Patents Controlled by Sanofi Kymab as of the Effective Date set forth on Schedule 1.62 (Licensed Product Patents).
1.63.
“Licensee” has the meaning set forth in the preamble hereto.

1.64.
“Licensee Indemnitees” has the meaning set forth in Section 11.2 (Indemnification of Licensee).
1.65.
“Losses” has the meaning set forth in Section 11.1 (Indemnification of Sanofi Kymab).
1.66.
“MAA” has the meaning set forth in Section 1.33 (Drug Approval Application).
1.67.
“Major Markets” has the meaning set forth in Section 3.2 (Development Diligence).
1.68.
“Manufacture” and “Manufacturing” means, with respect to a product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, stability testing, quality assurance or quality control of such product or any intermediate thereof.
1.69.
“Market Approval” means an approval from a Regulatory Authority of the applicable Drug Approval Application for such Licensed Product by such Regulatory Authority.
1.70.
“Milestone Event” means each of the Development and Regulatory Milestone Events identified as a milestone event in Section 6.2.1 (Development and Regulatory Milestones) and the Sales Milestone Events identified as a milestone event in Section 6.2.2 (Sales Milestones).
1.71.
“Milestone Payment” means each of the Development and Regulatory Milestone Payments identified in Section 6.2.1 (Development and Regulatory Milestones) and the Sales Milestone Payments identified in Section 6.2.2 (Sales Milestones).
1.72.
“Monetization” means the monetization of all or a portion of Sanofi Kymab’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).
1.73.
“MTP2” means matriptase-2.
1.74.
“National Phase Entry” has the meaning set forth in Section 7.2.1 (Licensed Product Patents).
1.75.
“Net Sales” means, for any period, the gross amount invoiced by Licensee or any of its Affiliates or Sublicensees for the sale of a Licensed Product (the “Invoiced Sales”), less deductions for: (a) [***].

[***].

[***].

Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities.

1.76.
“Non-Controlling Party” has the meaning set forth in Section 7.4.1 (Defense of Third Party Claims).
1.77.
“NPE Counsel Transfer Date” has the meaning set forth in Section 7.2.1 (Licensed Product Patents).
1.78.
“NPE Countries” has the meaning set forth in Section 7.2.1 (Licensed Product Patents).
1.79.
“NPE Transfer Date” has the meaning set forth in Section 7.2.1 (Licensed Product Patents).
1.80.
“Party” and “Parties” each has the meaning set forth in the preamble hereto.
1.81.
“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).
1.82.
“Payments” has the meaning set forth in Section 6.8 (Taxes).
1.83.
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.84.
“Phase 1 Clinical Study” means a Clinical Study of a Licensed Product (or the portion thereof in the case of a Phase 1/2 Clinical Study) that meets the definition of a Phase 1 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(a), or its successor regulation, or the equivalent regulation in any other country
1.85.
“Phase 2 Clinical Study” means a Clinical Study of a Licensed Product (or the portion thereof in the case of a Phase 1/2 Clinical Study or Phase 2/3 Clinical Study) that meets the definition of a Phase 2 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent regulation in any other country.
1.86.
“Phase 3 Clinical Study” means a Clinical Study of Licensed Product (or the portion thereof in the case of a Phase 2/3 Clinical Study) that meets the definition of a Phase 3 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country.

1.87.
“Priority Review” means a review of a DAA by the applicable Regulatory Authority not later than six (6) months after the filing of DAA to such Regulatory Authority.
1.88.
“Priority Review Voucher” or “PRV” means a priority review voucher granted by the U.S. Secretary of Health and Human Services that entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(1) of the FFDCA or a single biologic application submitted under Section 351(a) of the PHSA.
1.89.
“Product Trademarks” means the Trademark(s) to be used or that are used by Licensee or its Affiliates for the Commercialization of the Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates).
1.90.
“Profit Sharing Arrangement” means a transaction in which Licensee and a proposed Sublicensee would share responsibility for Development and/or Manufacturing and/or Commercialization of one or more Licensed Compounds and/or Licensed Products in a country or region of the Territory, in which the financial terms of such arrangement would include a pre-determined allocation of profits and losses for on sales of Licensed Products in such country or region), in addition to or in lieu of the payment of fees, milestones payments, royalties, and sharing of Sublicense Income, and which may also include cost sharing as between Licensee and the proposed Sublicensee with respect to their respective for Development and/or Manufacturing and/or Commercialization activities with respect to Licensed Compounds and/or Licensed Products.
1.91.
“Receiving Party” has the meaning set forth in Section 9.1 (Confidentiality Obligations).
1.92.
“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Compound or a Licensed Product in the Territory.
1.93.
“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all Market Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files.
1.94.
“Regulatory Exclusivity” means any period of data or market exclusivity granted or otherwise authorized in respect of a Licensed Product that prohibits a Person from (a) relying on safety or efficacy data generated by or on behalf of a Party with respect to such Licensed Product in an application for regulatory approval of a biosimilar product, or (b) Commercializing a Licensed Product, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing. A Patent is not a form of Regulatory Exclusivity.

1.95.
“Royalty Term” means on a Licensed Product by Licensed Product and country-by-country basis, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the latest to occur of: (a) the expiration of last Valid Claim of a Licensed Product Patent or Derived Patent; (b) the loss (solely to the extent not arising from any act or omission of Licensee, its Affiliate, Sublicensee or any Person acting on behalf of any of the foregoing) or expiration of Regulatory Exclusivity in such country for such Licensed Product; and (c) the [***] of the First Commercial Sale of such Licensed Product in such country.
1.96.
“Sales Milestone Events” has the meaning set forth in Section 6.2.2 (Sales Milestones).
1.97.
“Sales Milestone Payments” has the meaning set forth in Section 6.2.2 (Sales Milestones).
1.98.
“Sanofi Kymab” has the meaning set forth in the preamble hereto.
1.99.
“Sanofi Kymab Indemnitees” has the meaning set forth in Section 11.1 (Indemnification of Sanofi Kymab).
1.100.
“Securities Regulator” is defined in Section 9.2.1 (Permitted Disclosures).
1.101.
“Service Provider” means a Third Party retained by Licensee, its Affiliate or Sublicensee, as applicable, to perform services on behalf of Licensee, its Affiliate or Sublicensee, as applicable.
1.102.
“Sublicense Agreement” has the meaning set forth in Section 2.3
1.103.
“Sublicensee” means a Third Party to whom a Licensee, its Affiliate or Sublicensee, as applicable, has granted a sublicense in accordance with Section 2.3 for such Third Party to Exploit the Licensed Compounds and/or Licensed Products, and which rights may be limited to Development, Manufacture and/or Commercialization, as applicable.
1.104.
“Sublicense Income” means all non-royalty payments including upfront fees, annual or maintenance license fees, development and/or regulatory and/or sales milestones (net of any amount due to Sanofi Kymab under Section 6.2 (Milestones) [***] event), received by Licensee from a Third Party as consideration of the grant of a sublicense pursuant to a Sublicense Agreement, but excluding (a) [***].
1.105.
“Start” means with respect to any Clinical Study the date upon which the first study subject receives a dose of any placebo, Licensed Product, or comparator product or adjunct therapy in such study.
1.106.
“Term” has the meaning set forth in Section 12.1 (Term).
1.107.
“Termination Notice Period” has the meaning set forth in Section 12.3 (Termination of this Agreement for Material Breach).
1.108.
“Territory” means all the countries and territories of the world.

1.109.
“Third Party” means any Person other than Sanofi Kymab, Licensee and their respective Affiliates.
1.110.
“Third Party Claims” has the meaning set forth in Section 11.1 (Indemnification of Sanofi Kymab).
1.111.
“Third Party License” has the meaning set forth in Section 6.3.2(ii) (Third Party License).
1.112.
“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.
1.113.
“Transfer Income” means all non-royalty payments including upfront fees, annual or maintenance license fees, development and/or regulatory and/or sales milestones (net of any amount due to Sanofi Kymab under Section 6.2 (Milestones) [***]), received by Licensee from a Third Party as consideration of the assignment (but not the sublicense) of the rights granted herein, but excluding (a) [***].
1.114.
“Transferred Materials” means the biological or chemical materials listed on Schedule 2.6 (Transferred Materials).
1.115.
“Upfront Payment” has the meaning set forth in Section 6.1 (Upfront Payment).
1.116.
“Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (b) any claim of a pending Patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that the term “Valid Claim” shall exclude any such claim in such a pending application that has not been granted within seven (7) years following the earliest priority filing date for such claim (unless and until such claim is granted).
ARTICLE 2

GRANT OF RIGHTS
2.1.
Grants. Subject to the other terms and conditions of this Agreement, Sanofi Kymab hereby grants to Licensee (a) an exclusive license (including with regard to Sanofi Kymab and its Affiliates) under the Licensed Product Patents to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory, (b) a non-exclusive license under the Licensed Platform Patents solely to Manufacture Licensed Compounds and Licensed Products, (c) a non-exclusive license to use the Licensed Know-How to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory and (d) a non-exclusive license under the Licensed Anemia Patents to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory.

2.2.
Retention of Rights TC "2.2 Retention of Rights" \f C \l "2" . Sanofi Kymab retains on behalf of itself and its Affiliates: (a) the right to practice under the Licensed Platform Patents for all uses except to Manufacture Licensed Compounds and Licensed Products, (b) the right to practice under the Licensed Anemia Patents and (c) the right to use the Licensed Know-How and retain samples of Licensed Compounds in Sanofi Kymab’s compound library for [***], other than to Exploit any Licensed Product in the Field and in the Territory.
2.3.
Sublicenses TC "2.4 Sublicenses" \f C \l "2" . Licensee shall have the right to sublicense its rights granted under Section 2.1 (Grants) to any of its Affiliates or any Third Party; provided that Licensee would structure the material terms of any proposed sublicense agreement so as to be substantially aligned to the material terms of this Agreement including with regard to triggers and tiers of Milestones and royalties to facilitate coherent calculation of all payments to Sanofi Kymab from Licensee including Sublicense Income; and further provided that in the event that Licensee intends to enter into any sublicense agreement which includes a Profit Sharing Arrangement, Licensee may only do so with Sanofi Kymab’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Licensee will provide Sanofi Kymab with a copy of each sublicense agreement (a “Sublicense Agreement”) within [***] Business Days of execution, which may be redacted of any terms not relevant or otherwise necessary to confirm that such Sublicense Agreement is generally consistent with the material relevant terms of this Agreement. Licensee shall, notwithstanding any sublicense granted under any Sublicense Agreement, remain liable to Sanofi Kymab under this Agreement. Licensee shall not structure any Sublicense Agreement, either alone or in connection with other assets owned or controlled by Licensee and/or its Affiliate in a single transaction or series of related transactions, in order to minimize or avoid making payment to Sanofi Kymab of Sublicense Income generated by granting a sublicense of its rights hereunder that is required to be paid in accordance with the terms of this Agreement. For clarity, the terms of a Sublicense Agreement shall be deemed to be aligned and generally consistent with the relevant terms of this Agreement if the applicable terms of the Sublicense Agreement do not materially diminish either Sanofi Kymab’s rights and/or Licensee’s obligations, hereunder. Further, if Rallybio seeks the consent of Sanofi Kymab to any Profit Sharing Arrangement or other Sublicense Agreement (including in circumstances when such consent is not otherwise required by this Agreement), Sanofi Kymab will not unreasonably withhold, condition or delay such consent, and Sanofi Kymab will use reasonable efforts to provide its response to such request for consent as soon as practicable after Licensee delivers notice requesting consent to Sanofi Kymab hereunder, but in any event Sanofi Kymab will respond to Licensee’s notice requesting consent no later than [***] calendar days following receipt of such notice; provided that if such notice is received in the months of August or December, then Sanofi Kymab will respond to Licensee’s notice requesting consent no later than [***] calendar days following receipt of such notice.
2.4.
No Implied Rights TC "2.6 No Implied Rights" \f C \l "2" . Licensee and its Affiliates shall have no right, express or implied, with respect to any Patent, Know-How, materials, or other property Controlled by Sanofi Kymab or its Affiliates except as expressly provided in Section 2.1 (Grants).
2.5.
Disclosure of Licensed Know-How.
2.5.1.
Sanofi Kymab shall disclose and make available to Licensee the Licensed Know-How listed on Schedule 1.59 (Licensed Know-How) as of the Effective Date within [***] calendar days after the Effective Date by granting the Licensee download rights to the data room from which the Licensed Know-How may be accessed. Licensee shall complete its download of such Licensed Know-How within [***] calendar days after having been granted download rights in accordance with the preceding sentence.
2.5.2.
[***].
2.5.3.
All Licensed Know-How will be provided in the format and the language in which it was created.
2.5.4.
[***].
2.6.
Transferred Materials. Sanofi Kymab will deliver [***] the inventory of Transferred Materials listed on Schedule 2.6 (Transferred Materials) in a single shipment within ninety (90) calendar days after having received from Licensee all information necessary to deliver such Transferred Materials to Licensee (including without limitation, the Licensee’s preferred delivery address, contact name(s) and customs information), which Licensee shall provide to Sanofi Kymab within [***] calendar days after the Effective Date. Licensee shall pay Sanofi Kymab's invoice for all shipping costs, including insurance, customs duties and any transfer tax incurred in connection with the delivery of the Transferred Materials within [***] days of receipt thereof. Delivery of the Transferred Materials by Sanofi Kymab to Licensee shall not constitute a sale of the Transferred Materials. Licensee shall hold the Transferred Materials only as permitted under this Agreement as a bailee. Licensee may use the Transferred Materials solely to conduct non-clinical Development of Licensed Compounds and the Licensed Products. Sanofi Kymab’s obligation to transfer the Transferred Materials pursuant to this Section 2.6 (Transferred Materials) is subject to any Third Party consent required in connection with such transfer, and if Licensee requests that the Parties seek such Third Party’s consent, the Parties agree to cooperate to seek such consent in a timely manner. Licensee acknowledges that the consent of any Third Party may not be granted unless and until Licensee and such Third Party enter into a separate agreement regarding the use of the Transferred Materials.
2.7.
Technical Assistance. Beginning on the Effective Date and continuing for [***] thereafter, Sanofi Kymab would answer Licensee’s reasonable technical questions regarding the Licensed Compounds, Licensed Product Patents, Licensed Know-How, and Transferred Materials to the extent such expertise is available within Sanofi Kymab and its Affiliates. Such technical assistance would be provided for no more than [***] during such [***] period. Following expiry of the initial [***] period of technical assistance, Sanofi Kymab may, at its sole discretion provide additional technical assistance requested by Licensee regarding the Licensed Compounds, Licensed Product Patents, Licensed Know-How, and Transferred Materials for no more than [***] during a [***] period, unless a greater number of hours is otherwise agreed, and Licensee would pay Sanofi Kymab [***] per full time equivalent. Licensee shall pay Sanofi Kymab for such technical assistance within [***] days of receipt of Sanofi Kymab’s invoice for such technical assistance. [***].
ARTICLE 3

DEVELOPMENT AND REGULATORY
3.1.
Development.
3.1.1.
In General. As between the Parties, Licensee has sole responsibility for Development of the Licensed Products in the Field in the Territory and such Development shall be at Licensee’s own cost and expense.

3.1.2.
Development Plan. An initial plan to Develop the Licensed Compounds and Licensed Products in the Field in the Territory is attached hereto as Schedule 3.1.2 (such plan and any updates thereto, the “Development Plan”). The Development Plan must contain sufficient detail as to unambiguously identify each of the Development or Regulatory Milestone Events that Licensee anticipates may be achieved during the next [***] months, provided, that, Sanofi Kymab agrees that the identification of a Development and Regulatory Milestone Event in the Development Plan and each Development report provided under Section 3.3 (Development Reports) is based on Licensee’s then-current estimate of when such Development and Regulatory Milestone Event may be achieved. The Development Plan is the Confidential Information of Licensee.
3.2.
Development Diligence. Licensee shall use Commercially Reasonable Efforts (itself or with or through its Affiliates and/or Sublicensees) to Develop and obtain Market Approval of at least one Licensed Product in at least one Indication in the Field in each of (i) the United States, (ii) any of France, Germany, Spain, or Italy, (iii) the United Kingdom, and (iv) Japan (collectively the “Major Markets”).
3.3.
Development Reports. Licensee shall deliver to Sanofi Kymab a written annual report of its Development activities no later than [***] days after the end of each Calendar Year, which report shall include (a) an update, if any, to the then-current Development Plan including anticipated dates by which each of the Development and Regulatory Milestone Events are anticipated to occur in such Calendar Year, (b) a detailed summary of Development activities conducted during the reporting period Calendar Year (c) a detailed summary of all planned pre-clinical studies, Clinical Studies and regulatory submissions, and (d) the date upon which [***] as applicable. Each such Development report is the Confidential Information of Licensee.
3.4.
Subcontracting. Licensee may retain Service Providers to conduct Development activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted Development activities, (b) Licensee shall remain liable to Sanofi Kymab in accordance with the terms of this Agreement for the performance of all Development activities conducted on behalf of Licensee hereunder, despite any such subcontracting, and (c) any agreement pursuant to which Licensee retains any Service Provider to perform Development activities must be in writing and must not be inconsistent with the relevant provisions of this Agreement.
3.5.
Compliance. Licensee shall perform (and shall cause its Affiliates, Sublicensees and Service Providers to perform) all of its Development activities in compliance with the terms of this Agreement and all Applicable Laws.
3.6.
Regulatory Matters.
3.6.1.
TC "3.2 Regulatory Matters" \f C \l "2" Regulatory Responsibilities. As between the Parties, Licensee shall be solely responsible for preparing, obtaining and maintaining Drug Approval Applications and any other Market Approvals and other submissions, and for conducting communications with the Regulatory Authorities, for any Licensed Product in the Territory at its cost and expense. As between the Parties, all Market Approvals in the Territory for any Licensed Product shall be owned by Licensee.
ARTICLE 4

COMMERCIALIZATION

4.1.
In General. As between the Parties, Licensee has sole responsibility for Commercialization of the Licensed Products in the Field in the Territory and such Commercialization shall be at Licensee’s own cost and expense.
4.2.
Commercialization Reports. Licensee shall deliver to Sanofi Kymab a written annual report of its Commercialization activities (a “Commercialization Report”), which shall be delivered within [***] days after the end of each Calendar Year; provided however that the first such report shall not be due until after the end of the year in which the first Development and Regulatory Milestone Event is achieved. Each Commercialization Report shall include (a) a detailed summary of Commercialization activities conducted during the prior Calendar Year including the date of First Commercial Sale of any Licensed Product in any country in the Territory, and (b) a detailed summary of all Commercialization activities planned for the next Calendar Year, including the anticipated date of First Commercial Sale of any Licensed Product in any country in the Territory and forecast of Net Sales of Licensed Products for the current and next Calendar Year. Sanofi Kymab agrees that the identification of any First Commercial Sale date for Licensed Product in a country in the Territory in a Commercialization Report provided under this Section 4.2 is based on Licensee’s then-current estimate of when and if such First Commercial Sale may occur. Licensee’s Commercialization Reports shall be the Confidential Information of Licensee.
4.3.
Commercial Diligence TC "4.3 Diligence" \f C \l "2" . Licensee shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in each Major Market for which Market Approval has been granted for such Licensed Product in the Field.
4.4.
Compliance with Applicable Law TC "4.4 Compliance with Applicable Law" \f C \l "2" . Licensee shall, and shall cause its Affiliates and Sublicensees to, comply with all Applicable Law with respect to the Commercialization of the Licensed Products.
4.5.
Sales and Distribution TC "4.5 Sales and Distribution" \f C \l "2" . As between the Parties, Licensee shall be solely responsible for invoicing and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Field in the Territory and shall perform all related services, in each case, in a manner that does not violate the terms and conditions of this Agreement. Licensee shall be solely responsible for handling all returns, recalls and withdrawals, order processing, invoicing and collection, distribution and inventory and receivables with respect to the Licensed Product in the Territory.
4.6.
Subcontracting. Licensee may retain Service Providers to conduct Commercialization activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted Commercialization activities, (b) Licensee shall remain liable to Sanofi Kymab in accordance with the terms of this Agreement for the performance of all Commercialization activities conducted on behalf of Licensee hereunder, despite any such subcontracting, and (c) any agreement pursuant to which Licensee retains any Service Provider to perform Commercialization activities must be in writing and must not be inconsistent with the relevant provisions of this Agreement.

ARTICLE 5

MANUFACTURE AND SUPPLY
5.1.
In General. As between the Parties, Licensee has sole responsibility for Manufacture, including to have Manufactured, its entire supply of the Licensed Compounds and Licensed Products at its own cost and expense.
5.2.
Subcontracting. Licensee may retain Service Providers to conduct Manufacturing activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted Manufacturing activities, (b) Licensee shall remain liable to Sanofi Kymab in accordance with the terms of this Agreement for the performance of all Manufacturing activities conducted on behalf of Licensee hereunder, despite any such subcontracting, and (c) any agreement pursuant to which Licensee retains any Service Provider to perform Manufacturing must be in writing and must not be inconsistent with the relevant provisions of this Agreement.
5.3.
Compliance. Licensee shall perform (and shall cause its Affiliates, Sublicensees and Service Providers to perform) all of its Manufacturing activities in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws.
ARTICLE 6

PAYMENTS
6.1.
Upfront Payment. Licensee shall pay Sanofi Kymab an upfront payment of Three Million Dollars ($3,000,000.00) (the “Upfront Payment”), within ten (10) Business Days of receipt of Sanofi Kymab’s invoice therefore, which invoice shall be dated no earlier than the Effective Date. The Upfront Payment is not refundable or creditable against any other payments due hereunder.
6.2.
Milestones.
6.2.1.
Development and Regulatory Milestones. Licensee shall notify Sanofi Kymab of achievement of each of the development and regulatory milestone events described in the table below (the “Development and Regulatory Milestone Events”) within thirty (30) calendar days of achievement thereof by Licensee, its Affiliate or Sublicensee. Licensee shall pay Sanofi Kymab the following non-refundable, non-creditable development and regulatory milestone payments described in the table below for the applicable Development and Regulatory Milestone Events (“Development and Regulatory Milestone Payments”) within thirty (30) calendar days after receipt of invoice therefor from Sanofi Kymab, which invoice Sanofi Kymab shall provide to Licensee following Sanofi Kymab’s receipt of notice from Licensee of the achievement of the applicable Development and Regulatory Milestone Event in accordance with the preceding sentence. Each Development & Regulatory Milestones Payment shall be payable on an Indication-by-Indication basis for each of the first four Indications developed by Licensee, its Affiliates or Sublicensees, with respect to any Licensed Product to achieve the corresponding Development & Regulatory Milestones Event; provided that in respect of each Licensed Product, (i) for the first such Indication the applicable payment shall be the amount set forth below, (ii) for the second Indication the applicable payment shall be 50% of the amount set forth below, (iii) for the third Indication the applicable payment shall be 25% of the amount set forth below; and (iv) for the fourth Indication the applicable payment shall be 10% of the amount set forth below:

	Development and Regulatory Milestone Events	Development and Regulatory Milestone Payments
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]
5	[***]	$[***]
6	[***]	$[***]

In the event that Licensee, its Affiliate or Sublicensee, as applicable, combines a Phase 1 Clinical Study and a Phase 2 Clinical Study into a Phase 1/2 Clinical Study, then the Development Milestone Payments payable for the Start of a Phase 2 Clinical Study shall be payable at the Start of the Phase 2 portion of such Phase 1/2 Clinical Study.

In the event that Licensee, its Affiliate or Sublicensee, as applicable, combines a Phase 2 Clinical Study and a Phase 3 Clinical Study into a Phase 2/3 Clinical Study, and the Development Milestone Payment payable for the Start of a Phase 2 Clinical Study has not been paid, then the Development Milestone Payments payable for each of the Start of a Phase 2 Clinical Study and a Phase 3 Clinical Study shall both be payable at the Start of such Phase 2/3 Clinical Study.

Nothing in this Section 6.2.1 (Development and Regulatory Milestones) shall be construed as to limit or otherwise cap any payments owed to Sanofi Kymab under any other provision of this Agreement, including without limitation Section 6.5 (Sublicense Income; Transfer Income).

With respect to Development and Regulatory Milestone Events other than those for Market Approval in a country or region, if a latter event is achieved before an earlier event, then the Development and Regulatory Milestone Payment for the earlier Development and Regulatory Milestone Event shall become due and payable upon the achievement of the next Development and Regulatory Milestone.

6.2.2.
Sales Milestones. Licensee shall notify Sanofi Kymab of achievement of each Sales Milestone event described in the table below (each a “Sales Milestone Event”) by Licensee, its Affiliate or Sublicensee within sixty (60) calendar days of the end of the Calendar Year in which such Sales Milestone Event is first achieved. Licensee shall pay Sanofi Kymab the following non-refundable, non-creditable payments (each a “Sales Milestone Payments”), described in the table below within thirty (30) calendar days after receipt of invoice therefor from Sanofi Kymab, which invoice Sanofi Kymab shall provide to Licensee following Sanofi Kymab’s receipt of notice from Licensee of the achievement of the applicable Sales Milestone Event in accordance with the preceding sentence. Each Sales Milestone Payment below is payable one time only.

	Sales Milestone Events	Sales Milestone Payments
A	Aggregate Net Sales of all Licensed Products in the Territory in a Calendar Year exceed [***]	[***]
B	Aggregate Net Sales of all Licensed Products in the Territory in a Calendar Year exceed [***]	[***]
C	Aggregate Net Sales of all Licensed Products in the Territory in a Calendar Year exceed [***]	[***]

6.2.3.
Determination that Milestone Events Have Occurred. In the event that Licensee has not provided Sanofi Kymab notice of achievement of a particular Milestone Event as provided in Section 6.2.1 (Development and Regulatory Milestones) or Section 6.2.2 (Sales Milestones), and Sanofi Kymab believes that any such Milestone Event has been achieved then Sanofi Kymab shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. Any dispute under this Section 6.2 (Milestones) regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 13.6 (Dispute Resolution).
6.3.
Royalties.
6.3.1.
Royalty Rates. Licensee shall pay Sanofi Kymab the applicable royalty set forth below on Net Sales of Licensed Products in the Territory for each Calendar Year (or partial Calendar Year) during the Royalty Term as follows:

That portion of Net Sales of all Licensed Products in the Territory in a Calendar Year that is:	Royalty rate
Less than $[***]	[***]
Equal to or greater than $[***] but less than $[***]	[***]
Equal to or greater than $[***]	[***]

6.3.2.
Adjustments to Royalties.
(i)
Absence of Valid Claim. If during the Royalty Term a Licensed Product is sold in any country and such Licensed Product is not covered by a Valid Claim of a Licensed Product Patent or Derived Patent in such country, then the royalty rate on such Licensed Product in such country, shall be reduced by [***] of the rate specified in the table in Section 6.3.1 (Royalty Rates).

(ii)
Third Party License. On a Licensed Product-by-Licensed Product, Indication-by-Indication and country-by-country basis, (a) if Licensee must obtain a license from any Third Party to a Patent Controlled by such Third Party (a “Third Party License”) in order to Exploit such Licensed Product in such Indication in such country, then the royalty payment that would otherwise be due to Sanofi Kymab in any Calendar Quarter shall be reduced, on a Calendar Quarter-by-Calendar Quarter basis, by [***] of any royalty payment payable to such Third Party in such Calendar Quarter in consideration for such Third Party License.

6.3.3.
Limitation on Royalty Adjustments. Notwithstanding any provision to the contrary set forth in this Agreement, the royalty payments that would otherwise be due to Sanofi Kymab pursuant to Section 6.3.1 (Royalty Rates) with respect to a particular Calendar Quarter shall not be reduced by more than [***] by operation of Section 6.3.2(i) (Adjustments to Royalties).
6.4.
Payment Dates and Reports. Royalty payments shall be made by Licensee within [***] calendar days after the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. Licensee shall also provide to Sanofi Kymab, at the same time each such payment is made, a report showing: (a) the Invoiced Sales and Net Sales of the Licensed Products by country in the Territory; (b) the calculation for any deductions from Invoiced Sales to Net Sales; (c) applicable royalty rates for the Licensed Products; (c) the exchange rates used in calculating any of the foregoing; (d) a calculation of the amount of royalty due to Sanofi Kymab, and (e) date of First Commercial Sale of each Licensed Product in each country within the Territory where Market Approval has been obtained.
6.5.
Sublicense Income; Transfer Income.
6.5.1.
Sublicense Income. Licensee shall pay Sanofi Kymab the following percentage of all Sublicense Income received by Licensee as consideration for the grant of a sublicense of its rights under Section 2.1 (Grants) with respect to each Indication of any Licensed Product within thirty (30) calendar days after such Sublicense Income is received by Licensee: (a) [***] for any sublicense granted prior to [***]; (b) [***] for any sublicense granted after [***]; (c) [***] for any sublicense granted after [***]; and (d) [***] for any sublicense granted after [***].
6.5.2.
Transfer Income. Licensee shall pay Sanofi Kymab the following percentage of all Transfer Income received by Licensee as consideration for the assignment of its rights under Section 2.1 (Grants) within thirty (30) calendar days after such Transfer Income is received by Licensee: (a) [***] for any assignment executed prior to [***]; (b) [***] for any assignment executed after [***]; (c) [***] for any assignment executed after [***]; (d) [***] for any assignment executed after [***], and (e) [***] for any assignment executed after [***].
6.6.
Priority Review Voucher. [***].
6.7.
Mode of Payment; Current Conversion TC "6.5 Mode of Payment; Currency Conversion" \f C \l "2" .
(i)
All payments to Sanofi Kymab under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Sanofi Kymab may from time to time designate on notice to Licensee.

(ii)
If any currency conversion shall be required in connection with any payment hereunder, then such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of each month in the Calendar Quarter to which such payments relate.
6.8.
Taxes TC "6.6 Taxes" \f C \l "2" . The upfront payment, milestone payments and other amounts payable by Licensee to Sanofi Kymab pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Sanofi Kymab alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Sanofi Kymab is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Licensee has received evidence, in a form reasonably satisfactory to Licensee, of Sanofi Kymab’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] calendar days prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to Sanofi Kymab the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Sanofi Kymab proof of such payment within ten days following such payment. Licensee shall be responsible for any sales or other similar tax that Sanofi Kymab may be required to collect with respect to the Payments.
6.9.
Interest on Late Payments. If any undisputed Payment due to Sanofi Kymab under this Agreement is not paid when due, then Licensee shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of three hundred (300) basis points above the rate utilized by the United States Federal Reserve Bank, such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.
6.10.
Financial Records. Licensee shall, and shall cause its Affiliates and Sublicensees, to (a) keep complete and accurate books and records pertaining to the sale, delivery and use of the Licensed Products, including books and records of Invoiced Sales (including any deductions therefrom) and Net Sales of the Licensed Products in the Territory and (b) complete unredacted copies of all Sublicense Agreements and any Third Party License. Licensee shall, and shall cause its Affiliates and Sublicensees to, retain such books and records, until the later of (3) three years after the end of the period to which such books and records pertain and the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.
6.11.
Audit TC "6.9 Audit" \f C \l "2" . At the request of Sanofi Kymab, Licensee shall, and shall cause its Affiliates and Sublicensees to, permit an independent certified public accountant retained by Sanofi Kymab, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.10 (Financial Records). Licensee will provide to such independent certified public accountant complete unredacted copies of each Sublicense

Agreement and Third Party License executed by Licensee, its Affiliate or Sublicensee in connection with any audit conducted under this Section 6.11 (Audit); provided that such copies remain with the independent certified public accountants for the sole purpose of such audits. Such audits may not (a) be conducted for any Calendar Quarter more than three years after the end of such Calendar Quarter, (b) be conducted more than once in any 12-month period (unless a previous audit during such 12-month period revealed an underpayment of more than 5% with respect to such period or Licensee restates or revises such books and records for such 12-month period) or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of any audit shall be borne by Sanofi Kymab, unless the audit reveals an underpayment of more than 5% from the reported amounts, in which case Licensee shall reimburse Sanofi Kymab’s costs for the audit, and pay Sanofi Kymab’s invoice therefore within thirty (30) calendar days. Unless disputed pursuant to Section 6.12 (Audit Dispute), if such audit concludes that additional payments are owed for the audited period, Licensee shall pay the additional amounts, with interest from the date originally due, within thirty (30) calendar days after the date on which Sanofi Kymab delivers the auditor’s findings to Licensee.
6.12.
Audit Dispute TC "6.10 Audit Dispute" \f C \l "2" . In the event of a dispute over the results of any audit conducted pursuant to Section 6.11 (Audit), Sanofi Kymab and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] calendar days, the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Accountant”) or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate. The decision of the Accountant shall be final and the costs of such arbitration, as well as the initial audit, shall be borne between the Parties in such manner as the Accountant shall determine. Not later than [***] calendar days after such decision and in accordance with such decision, Licensee shall pay the additional royalties, with interest from the date originally due.
6.13.
Confidentiality TC "6.11 Confidentiality" \f C \l "2" . Sanofi Kymab shall treat all information provided by Licensee under this Article 6 (Payments) in accordance with Article 9 (Confidentiality and Non-Disclosure) and Sanofi Kymab shall cause any accountant retained by Sanofi Kymab pursuant to Section 6.11 (Audit) or the Accountant, as applicable, to enter into a confidentiality agreement that includes an obligation to retain all such financial information it receives from the Parties in confidence.
ARTICLE 7

INTELLECTUAL PROPERTY
7.1.
Ownership of Arising Know-How. As between the Parties, Licensee shall own and retain all right, title and interest in and to any and all Know-How that arises from, or is created or otherwise made by or on behalf of Licensee or its Affiliates or Sublicensees in performance of the exercise of the rights and licenses granted to Licensee pursuant to Section 2.1 (Grants). Licensee shall have the sole right to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) any Patent claiming such arising Know-How, at its own cost and expense.
7.2.
Prosecution and Maintenance of Patents.

7.2.1.
Licensed Product Patents. Licensee shall have the first right to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) the Licensed Product Patents in the Territory, at its sole cost and expense, using outside counsel reasonably acceptable to Sanofi Kymab, and in any case, with reasonable care and skill; provided that (i) [***]; and (ii) [***]. If [***] plans to abandon any Licensed Product Patent in the Territory, Licensee shall notify Sanofi Kymab in writing at least [***] in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Product Patent and all licenses under such Licensed Product Patent [***] and [***] shall thereafter have the sole right to prosecute, maintain, enforce and defend such Licensed Product Patent. [***].
7.2.2.
Licensed Platform Patents; Licensed Anemia Patents. As between the Parties, Sanofi Kymab shall have the sole right, but not the obligation, to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) any Licensed Platform Patents in the Territory, at its sole cost and expense. As between the Parties, Sanofi Kymab shall have the sole right, but not the obligation, to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) any Licensed Anemia Patents in the Territory, at its sole cost and expense.
7.2.3.
Derived Patents. Licensee shall have the sole right to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) any Derived Patent in the Territory, at its sole cost and expense. Licensee shall notify Sanofi Kymab of any Derived Patents filed within thirty (30) calendar days of filing. To the extent necessary, Sanofi Kymab shall cooperate with Licensee to file Derived Patents, including by providing evidence of assignment of rights from Sanofi Kymab’s inventor employees. Licensee shall, where practicable, request such evidence in writing at least [***] days prior to the planned filling date of such Derived Patent.
7.2.4.
Patent Term Extension and Supplementary Protection Certificate. Licensee shall have the sole right, but not the obligation, to apply for any patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, with respect to the Licensed Product Patents in any country in the Territory at Licensee’s cost in Licensee’s name, or if required by applicable laws or regulations, in Sanofi Kymab’s or its Affiliate’s name as applicable, and Sanofi Kymab shall execute such authorizations and other documents and take such other actions as may be reasonably requested to obtain such patent term extensions. Licensee shall reimburse Sanofi Kymab for its costs and expenses associated therewith within thirty (30) calendar days of receipt of Sanofi Kymab’s invoice therefor. Notwithstanding the foregoing, in the event that Sanofi Kymab wishes Licensee to apply for a patent term extension or supplementary protection certificate with respect to any Licensed Product Patents in any country which Licensee does not itself intend to file, then Licensee will consider Sanofi Kymab’s request in good faith, and if Licensee agrees to Sanofi Kymab’s request, Sanofi Kymab shall reimburse Licensee for its costs and expenses associated therewith within thirty (30) calendar days of receipt of Licensee’s invoice therefore. Sanofi Kymab shall have the sole right, but not the obligation, to apply for any patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, with respect to the Licensed Platform Patents and Licensed Anemia Patents and in connection with any pharmaceutical product that is not a Licensed Product.

7.3.
Enforcement of Patents.
7.3.1.
Notice. In the event either Party becomes aware of (a) any suspected infringement of any Licensed Product Patents or (b) any certification filed under the Hatch-Waxman Act claiming that any Licensed Product Patents are invalid or unenforceable or claiming that any Licensed Product Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed, or any equivalent or similar certification or notice in any other jurisdiction in the Territory (each of clauses (a) and (b), an “Infringement”), such Party shall promptly notify the other Party and provide it with the details of such Infringement of which it is aware (each, an “Infringement Notice”); provided that each Party shall give the other Party an Infringement Notice not later than three (3) Business Days after it becomes aware of any Infringement described in clause (b) above.
7.3.2.
Licensed Product Patents in the Territory. Licensee shall have the first right, but not the obligation, through counsel of its choosing, to initiate an infringement action with respect to any Infringement of any Licensed Product Patents at its sole cost and expense. Licensee may, subject to Section 2.3 (Sublicenses), grant the infringing Third Party a sublicense as Licensee deems appropriate. If Licensee does not initiate such an infringement action within [***] calendar days (or twenty-five (25) calendar days in the case of any Infringement described in clause (b) of the definition thereof) of learning of such Infringement, or earlier notifies Sanofi Kymab in writing of its intent not to so initiate an action, and Licensee has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Sanofi Kymab and Licensee shall discuss such matter in good faith to determine a course of action. If the Parties are unable to agree on a course of action within thirty (30) calendar days, then Sanofi Kymab shall have the right, but not the obligation, to bring such an action. [***].
7.3.3.
Settlement. The Party that controls the prosecution of a given Infringement claim pursuant to Section 7.3.2 (Licensed Product Patents in the Territory) also shall have the right to control settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect or diminish the rights or benefits of the other Party under this Agreement, or impose any new obligations or adversely affect any obligations of the other Party under this Agreement.
7.3.4.
Cooperation. In the event a Party is entitled to and brings an infringement action in accordance with this Section 7.3 (Enforcement of Patents), the non-controlling Party shall provide reasonable assistance and cooperation, at the controlling Party’s cost, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If a Party pursues an action against such alleged Infringement, then it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such infringement.
7.3.5.
Costs and Recovery. Any damages or other amounts collected from any such Infringement action shall be first allocated to reimburse the Parties for their respective costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall (a) before the First Commercial Sale of the considered Licensed Product, be shared [***] for Sanofi Kymab and [***] for Licensee, or (b) after the First Commercial Sale of the considered Licensed Product, be included in the Net Sales calculation for such Licensed Product.

7.4.
Infringement Claims by Third Parties.
7.4.1.
Defense of Third Party Claims. If a Third Party files a claim and asserts that a Patent or other intellectual property right owned or otherwise controlled by such Third Party is infringed by the Exploitation of the Licensed Products in the Field in the Territory, the Party first made aware of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. Licensee shall have the first right, but not the obligation, to control the defense of such claim. If Licensee fails to assume control of the defense of such claim within [***] calendar days after receiving notice thereof from, or giving notice thereof to, Sanofi Kymab pursuant to the first sentence of this Section 7.4.1 (Defense of Third Party Claims), then Sanofi Kymab shall have the right, but not the obligation, to defend against any such claim that is filed against Sanofi Kymab (but not Licensee). Notwithstanding the foregoing, the Party controlling such defense (the “Controlling Party”) shall not be entitled to assert a claim or counterclaim against such Third Party based on the Patents or other intellectual property rights owned or otherwise controlled by the other Party (the “Non-Controlling Party”) without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed. The Non-Controlling Party shall cooperate with the Controlling Party, at the Controlling Party’s reasonable request and expense, in any such defense and shall have the right, at its own expense, to be represented separately by counsel of its own choice in any such proceeding.
7.4.2.
Settlement of Third Party Claims. The Controlling Party with respect to a particular claim pursuant to Section 7.4.1 (Defense of Third Party Claims) also shall have the right to control settlement of such claim; provided that (a) no settlement shall be entered into without the prior written consent of the Non-Controlling Party if such settlement would adversely affect or diminish the rights and benefits of the Non-Controlling Party under this Agreement, or impose any new obligations or adversely affect any obligations of the Non-Controlling Party under this Agreement, and (b) the Controlling Party shall not be entitled to settle any such claim by granting a license or covenant not to sue under or with respect to the Patents or other intellectual property rights owned or otherwise controlled by the Non-Controlling Party without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed.
7.4.3.
Allocation of Costs. All costs and expenses relating to any defense, settlement and judgments in actions commenced pursuant to this Section 7.4 (Infringement Claims by Third Parties) shall be borne by the Party that incurs such cost.
7.5.
Invalidity or Unenforceability Defenses or Actions.
7.5.1.
Third Party Defense or Counterclaim.
(i)
If a Third Party asserts, as a defense or as a counterclaim in any infringement action filed under Section 7.3 (Enforcement of Patents) or claim or counterclaim asserted under Section 7.4 (Infringement Claims by Third Parties), or in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed Product Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice to the other Party.

(ii)
Licensee shall have the first right, but not the obligation, through counsel of its choosing, at its sole cost and expense, to defend against such action. If Licensee fails to exercise its first right to control of the defense of such action (as it considers such Licensed Product Patent to no longer be of strategic value to it, its Affiliates or Sublicensees) within ninety (90) calendar days after receiving notice thereof from, or giving notice thereof to, then Sanofi Kymab shall have the right to defend such action, through counsel of its choosing, at its sole cost and expense, to defend against such action, and in such event under such Licensed Product Patents granted in Section 2.1 (Grants) shall terminate unless Licensee pays Sanofi Kymab [***] of the external costs incurred by Sanofi Kymab in defending such action.
7.5.2.
Assistance. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 7.5.1 (Third Party Defense or Counterclaim), including by providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such disclosing Party are in place to protect such privilege. In connection with any such defense or claim or counterclaim, the Controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim or counterclaim. In connection with the activities set forth in Section 7.5.1 (Third Party Defense or Counterclaim), each Party shall consult with the other as to the strategy for the defense of the Licensed Product Patents.
7.6.
Third Party Licenses. If Licensee obtains a license from any Third Party in order to Exploit a Licensed Product in the Field in the Territory, as between the Parties, Licensee shall be solely responsible for all license fees, milestones, royalties or other such payments due to such Third Party; provided however that Licensee may deduct from the payments it otherwise must pay to Sanofi Kymab under Section 6.3 (Royalties) the payments made to such Third Party if the conditions of Section 6.3.2(ii) (Third Party Licenses) are met.
7.7.
Product Trademarks.
7.7.1.
Selection and Ownership of Product Trademarks. Licensee shall have the right to select and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory, at its costs and expense.
7.7.2.
Maintenance and Prosecution of Product Trademarks. Licensee shall have sole control over and decision-making authority with respect to the registration, prosecution and maintenance of Product Trademarks, at its cost and expense.
7.7.3.
Enforcement of Product Trademarks. Licensee shall have the sole right to take action against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. Licensee shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.7.3 (Enforcement of Product Trademarks) and any settlements and judgments with respect thereto and shall retain any damages or other amounts collected in connection therewith.

7.7.4.
Third Party Claims. Licensee shall have the sole right to defend against any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. Licensee shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.7.4 (Third Party Claims) and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.
ARTICLE 8

PHARMACOVIGILANCE AND SAFETY
8.1.
Global Safety Database. tc “8.2 Global Safety Database.” \f C \l 2 Licensee shall set up, hold, and maintain (at Licensee’s sole cost and expense) the global safety database for the Licensed Products in the Territory. If required by Applicable Law, and on Sanofi Kymab’s request, Licensee shall grant Sanofi Kymab access to such global safety database for the Licensed Products or provide Sanofi Kymab with global safety data reports to comply with any such Applicable Law.
8.2.
Pharmacovigilance Agreement. Where required by Applicable Law, the Parties shall execute a safety data exchange or other applicable pharmacovigilance agreement.
ARTICLE 9

CONFIDENTIALITY AND Non-Disclosure
9.1.
Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and, in the case of Licensee as the Receiving Party its Sublicensees, and with respect to both Parties their respective officers, directors, employees and agents to, keep completely confidential (using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort) and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. “Confidential Information” means any confidential or proprietary information Controlled and provided by one (1) Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Licensed Products, any information relating to any Exploitation of the Licensed Products in the Territory or the scientific, regulatory or business affairs or other activities of either Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic or electronic form. Notwithstanding the foregoing, Confidential Information shall not include any information that:
9.1.1.
is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act or omission on the part of the Receiving Party in breach of this Agreement;

9.1.2.
was obtained or was already known by the Receiving Party or any of its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party that neither the Receiving Party nor any of its Affiliates knew was under an obligation of confidentiality to the Disclosing Party or any of its Affiliates with respect to such information;
9.1.3.
was previously or is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or
9.1.4.
can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

9.2.
Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:
9.2.1.
necessary to comply with Applicable Law including disclosure that a Party is compelled to make in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction (including prosecution or defense of litigation) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance with Applicable Law; provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, then the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order;
9.2.2.
necessary to comply with the rules and regulations of the U.S. Securities and Exchange Commission (or any securities exchange in any jurisdiction in the Territory) applicable to a Party (each, a “Securities Regulator”), which disclosure is, in the reasonable opinion of the Receiving Party’s counsel, necessary for compliance with the requirements of such securities exchange, and, in connection therewith, each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, such Securities Regulators, provided that if a Party intends to submit this Agreement to, or intends to file this Agreement with, any Securities Regulator, such Party agrees to engage in a reasonable consultation, on not less than [***], with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement or other Confidential Information related to this Agreement to be disclosed to such Securities Regulator;
9.2.3.
made by the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Market Approval;
9.2.4.
made by the Receiving Party to file or prosecute Patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement;
9.2.5.
made by the Receiving Party to actual or prospective investors, acquirers, merger candidates, or, with respect to Sanofi Kymab as the Receiving Party, investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that (a) each such Third Party signs an agreement that contains obligations of confidentiality that are substantially similar to the Receiving Party’s obligations hereunder (except that the obligations under such agreement may, if executed within three years of the Effective Date, terminate five years after the effective date of such agreement, and if executed after the third anniversary of the Effective Date, terminate [***] after the effective date of such agreement, provided that for clarity, if no Confidential Information of the Disclosing Party is disclosed to such Third Party, then the termination date of such agreement may be shorter), and (b) each such Third Party to whom information is disclosed shall (i) be subject to reasonable obligations of confidentiality, (ii) be informed of the confidential nature of the Confidential Information so disclosed and (ii) agree to hold such Confidential Information subject to the terms thereof.
9.3.
Use of Name. Except as expressly provided in this Agreement including Section 9.4 (Press Releases), neither Party shall mention or otherwise use the name, insignia, symbol or other Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not to be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.3 (Use of Name) shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its investors, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this Article 9 (Confidentiality and Non-Disclosure)) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 9.3 (Use of Name) are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 9 (Confidentiality and Non-Disclosure).
9.4.
Press Releases. On or after the Effective Date, Licensee may issue a press release to announce this Agreement in substantially the form attached hereto as Schedule 9.4 (Initial Press Release). Except as otherwise permitted in accordance with the preceding sentence or Section 9.2 (Permitted Disclosures), no Party shall issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party. If a Party wishes to issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, then such Party shall provide the other Party reasonable opportunity to review and comment on any such press release or public communication at least [***] Business Days in advance thereof (to the extent permitted under Applicable Law), and further provided that the period of review and comment shall notwithstanding the foregoing be [***] Business Days during the months of August and December, and the issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or public communication. This Section 9.4 (Press Releases) shall not apply with respect to (a) information that has been previously disclosed by any Party publicly or (b) disclosure of development, regulatory, or commercial progress by Licensee, its Affiliate or Sublicensee; provided that with respect to (b), such proposed disclosure would not conflict with Licensee’s obligations under Section 9.3 (Use of Names)
9.5.
Publications.
9.5.1.
As between the Parties, and subject to Section 9.5.2, [***] may and shall have sole right to issue, disclose, release, or otherwise publish scientific information regarding the subject matter of this Agreement, including with respect to the Licensed Compounds. Any publication of papers regarding the Licensed Compounds made by or on behalf of [***] shall, acknowledge the contributions of [***] according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.
9.5.2.
[***].
9.6.
Destruction of Confidential Information. Within ninety (90) days after the termination of this Agreement, or at the written request of the Disclosing Party, the Receiving Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one (1) copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.
ARTICLE 10

REPRESENTATIONS AND WARRANTIES
10.1.
Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:
10.1.1.
Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.
10.1.2.
Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
10.2.
Representations, Warranties and Covenants of Sanofi Kymab. Sanofi Kymab represents and warrants to Licensee, as of the Effective Date:
10.2.1.
Patents.
(i)
Sanofi Kymab or its Affiliates own, and Sanofi Kymab Controls, the Patents set forth in Schedule 1.57 (Licensed Anemia Patents).
(ii)
Sanofi Kymab or its Affiliates own, and Sanofi Kymab Controls, the Patents set forth in Schedule 1.60 (Licensed Platform Patents).
(iii)
Sanofi Kymab Controls the Patents set forth in Schedule 1.62 (Licensed Product Patents) and to the knowledge of those specific Sanofi Kymab personnel having responsibility for the management of Licensed Product Patents Sanofi Kymab and its Affiliates are the sole and exclusive owners of such Patents free and clear of all liens, charges or encumbrances.
(iv)
To the knowledge of Sanofi Kymab or its Affiliates’ personnel having responsibility for the management of Licensed Product Patents, Schedule 1.62 (Licensed Product Patents) sets forth a complete and accurate list of the Patents that Sanofi Kymab and its Affiliates filed prior to the Effective Date which claim the Back-up Sequences and/or the KY1066 Sequence.
(v)
To the knowledge of those specific Sanofi Kymab personnel having responsibility for the management of Licensed Product Patents, (a) the Licensed Product Patents have been diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and (b) all applicable fees payable to a patent office related to Licensed Product Patents have been paid on or before the due date for such payments.
10.2.2.
Licensed Know-How. Sanofi Kymab or its Affiliates Controls the Know-How set forth in Schedule 1.59 (Licensed Know-How).
10.2.3.
Transferred Materials. Sanofi Kymab or its Affiliates Controls the materials set forth in Schedule 2.6 (Transferred Materials).

10.2.4.
License. Sanofi Kymab has the right to grant the licenses and rights granted to Licensee hereunder on its own behalf and on behalf of its Affiliates.
10.2.5.
Third Party Claims. To the knowledge of those specific Sanofi Kymab or its Affiliates’ personnel having responsibility for such matters, Sanofi Kymab and its Affiliates have not received any written notice of any claim made by any Person (other than a governmental authority, e.g. a patent office such as the European Patent Office or the United States Patent and Trademark Office) against Sanofi Kymab or its Affiliates that alleges that any Licensed Product Patent is invalid or unenforceable.
10.3.
Representations, Warranties and Covenants of Licensee TC "10.2 Representations, Warranties and Covenants of Opiant" \f C \l "2" . Neither Licensee nor any of its Affiliates has been debarred or is subject to debarment and neither Licensee nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee shall inform Sanofi Kymab in writing promptly if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Licensee’s knowledge, is threatened, relating to the debarment or conviction of Licensee or any Person performing activities hereunder.
10.4.
DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1 (MUTUAL REPRESENTATIONS AND WARRANTIES) AND 10.2 (REPRESENTATIONS, WARRANTIES AND COVENANTS OF SANOFI KYMAB), NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANOFI KYMAB SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE WITH RESPECT TO THE TRANSFERRED MATERIALS OR PURPOSE OR ANY WARRANTY AS TO FREEDOM TO OPERATE OR THE VALIDITY OF ANY LICENSED PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
10.5.
ADDITIONAL WAIVER TC "10.4 ADDITIONAL WAIVER" \f C \l "2" . LICENSEE ACKNOWLEDGES THAT THE LICENSED PATENTS, LICENSED KNOW-HOW AND TRANSFERRED MATERIALS WERE ACQUIRED THROUGH A TRANSACTION RELATED TO ASSETS UNRELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, AND THEREFORE, LICENSEE AGREES THAT EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1 (MUTUAL REPRESENTATIONS AND WARRANTIES) AND 10.2 (REPRESENTATIONS, WARRANTIES AND COVENANTS OF SANOFI KYMAB): (A) THE LICENSED PATENTS ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI KYMAB FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PATENTS; (B) LICENSEE AGREES THAT SANOFI KYMAB will have no liability to LICENSEE for any act or omission in the preparation, filing, prosecution, maintenance, enforcement, DEFENCE or other handling of the LICENSED Patents; (C) LICENSEE is solely responsible for determining whether the Licensed PRODUCT Patents have applicability or utility in LICENSEE’s CONTEMPLATED EXPLOITATION OF ANY LICENSED PRODUCT, and LICENSEE assumes all risk and liability THAT RESULTS FROM such determination; (D) SANOFI KYMAB MAKES NO REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS OF the licensed know-how; (e) LICENSEE is solely responsible for determining whether the Licensed KNOW-HOW HAS applicability or utility in LICENSEE’s CONTEMPLATED EXPLOITATION OF ANY LICENSED PRODUCT, and LICENSEE assumes all risk and liability in connection with such determination; (f) THE TRANSFERRED MATERIALS ARE PROVIDED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI KYMAB FOR CLAIM AS TO THE QUALITY OF FITNESS FOR A PARTICULAR PURPOSE OF THE transferred materialS; (g) LICENSEE AGREES THAT SANOFI KYMAB shall have no liability to LICENSEE for the use of the TRANSFERRED MATERIALS, which materials shall be used soley for non-clinical purposes and Licensee acknowleges that use of the transferred materials in humans is expressly prohibited; (h) LICENSEE is solely responsible for determining whether the transferred MATERIALS have applicability or utility in LICENSEE’s CONTEMPLATED EXPLOITATION OF any LICENSED PRODUCT, and LICENSEE assumes all risk and liability in connection with such determination.
ARTICLE 11

Indemnity
11.1.
Indemnification of Sanofi Kymab. Licensee shall indemnify Sanofi Kymab, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Sanofi Kymab Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee of any term of this Agreement, (b) the gross negligence or willful misconduct on the part of any Licensee Indemnitee, or (c) the Exploitation of any Licensed Compounds or Licensed Products by or on behalf of Licensee or any of its Affiliates; provided that, with respect to any Third Party Claim for which Licensee has an obligation to any Sanofi Kymab Indemnitee pursuant to this Section 11.1 (Indemnification of Sanofi Kymab) and Sanofi Kymab has an obligation to any Licensee Indemnitee pursuant to Section 11.2 (Indemnification of Licensee), each Party shall indemnify each of the Sanofi Kymab Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.
11.2.
Indemnification of Licensee. Sanofi Kymab shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Sanofi Kymab of this Agreement and (b) the gross negligence or willful misconduct on the part of any Sanofi Kymab Indemnitee; provided that, with respect to any Third Party Claim for which Sanofi Kymab has an obligation to any Licensee Indemnitee pursuant to this Section 11.2 (Indemnification of Licensee) and Licensee has an obligation to any Sanofi

Kymab Indemnitee pursuant to Section 11.1 (Indemnification of Sanofi Kymab), each Party shall indemnify each of the Sanofi Kymab Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.
11.3.
Notice of Claim. All indemnification claims in respect of a Sanofi Kymab Indemnitee or a Licensee Indemnitee shall be made solely by Sanofi Kymab or Licensee, as applicable (each of Sanofi Kymab or Licensee in such capacity, the “Indemnified Party” and the Party having the indemnification obligation under this Agreement, the “Indemnifying Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 (Indemnification of Sanofi Kymab) or Section 11.2 (Indemnification of Licensee), but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice other than in the event such delay materially prejudices the Indemnifying Party’s ability to defend the applicable claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
11.4.
Control of Defense.
11.4.1.
Control of Defense. The Indemnifying Party shall assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Sanofi Kymab Indemnitee’s or a Licensee Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 11.4.2 (Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.
11.4.2.
Right to Participate in Defense. Without limiting Section 11.4.1 (Control of Defense), any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment of counsel shall be at the Indemnified Party’s own expense unless (a) the employment of counsel thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (Control of Defense) (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.
11.4.3.
Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims not described in the preceding sentence, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1 (Control of Defense), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a Sanofi Kymab Indemnitee or a Licensee Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.
11.4.4.
Cooperation. The Indemnified Party shall, and shall cause each Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, to cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Sanofi Kymab Indemnitees or Licensee Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.
11.4.5.
Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim (such as providing witnesses for such Third Party Claim) shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Sanofi Kymab Indemnitee’s or Licensee Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a Sanofi Kymab Indemnitee or Licensee Indemnitee, as applicable.
11.5.
Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR, IN THE CASE OF LICENSEE, ITS SUBCONTRACTORS OR SUBLICENSEES), OR WITH RESPECT TO A BREACH OF ARTICLE 9 (CONFIDENTIALITY AND NON-DISCLOSURE), NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR LOST REVENUE, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.
11.6.
Insurance. Licensee shall, and shall cause its Affiliates to, have and maintain such type and amounts of liability insurance covering the Exploitation of the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide Sanofi Kymab with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Maintenance of such insurance coverage shall not relieve Licensee of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.
ARTICLE 12

Term and Termination
12.1.
Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this Article 12 (Term and Termination), continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”). Upon expiry of the Royalty Term in any country, Licensee’s license with respect to the applicable Licensed Product in such country shall become fully paid-up, perpetual and irrevocable.
12.2.
Termination for Convenience. Licensee may terminate this Agreement, for any reason or no reason, upon [***] prior notice to Sanofi Kymab.
12.3.
Termination of this Agreement for Material Breach TC "12.2 Termination of this Agreement for Material Breach" \f C \l "2" . In the event that a Party materially breaches this Agreement (such Party, the “Breaching Party”), the other Party (the “Complaining Party”) may in addition to any other right and remedy it may have, terminate this Agreement, upon [***] prior written notice (the “Termination Notice Period”) to the Breaching Party, which notice shall specify the material breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period , except in the case of a payment breach, as to which the Breaching Party shall have only a [***]

cure period; and further provided however that the Complaining Party will not unreasonably withhold its consent to extend the Termination Notice Period if so requested in writing by the Breaching Party, for so long as the Executive Officers of each Party are engaged in discussions in accordance with Section 13.6 (Dispute Resolution).
12.4.
Termination by Sanofi Kymab for Patent Challenge TC "12.3 Termination by Sanofi" \f C \l "2" .
12.4.1.
In the event that Licensee or any of its Affiliates anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity before any court or administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging in such proceeding that any claim in a Licensed Product Patent or a Licensed Platform Patent or a Licensed Anemia Patent (a) is invalid, unenforceable or otherwise not patentable or (b) would not be infringed by Licensee’s activities contemplated by this Agreement absent the rights and licenses granted hereunder Sanofi Kymab may terminate this Agreement immediately upon written notice to Licensee.
12.4.2.
In the event that Sanofi Kymab or its Affiliate initiates a claim, demand, action or cause of action against Licensee or its Affiliates under this Agreement, including without limitation, pursuant to Section 6.12 (Audit Dispute) or Section 12.3 (Termination of this Agreement for Material Breach), Licensee and its Affiliates may notwithstanding Section 12.4.1, assert as a defence, counterclaim or other defensive countermeasure in such proceeding that a Licensed Product Patent or a Licensed Platform Patent or a Licensed Anemia Patent would not be infringed by Licensee’s activities contemplated by this Agreement absent the rights and licenses granted hereunder, and in such case, Sanofi Kymab shall have no right to terminate this Agreement under this Section 12.4.
12.5.
Termination Upon Insolvency TC "12.4 Termination Upon Insolvency" \f C \l "2" . Sanofi Kymab may terminate this Agreement if, at any time, Licensee (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within sixty (60) calendar days after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or (e) makes an assignment for the benefit of its creditors.
12.6.
Rights in Bankruptcy TC "12.5 Rights in Bankruptcy" \f C \l "2" . All rights and licenses granted under or pursuant to this Agreement by Sanofi Kymab are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Sanofi Kymab under the U.S. Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Licensee’s written request therefor, unless Sanofi Kymab subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Sanofi Kymab upon written request therefor by Licensee. To the extent available in countries other than the U.S., Applicable Law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract.
12.7.
Consequences of Termination TC "12.6 Consequences of Termination" \f C \l "2" . In the event of a termination of this Agreement in its entirety:
(i)
all rights and licenses granted by Sanofi Kymab hereunder (including under any Sublicense Agreement) shall immediately terminate and all rights granted to Licensee, its Affiliates and Sublicensees shall revert to Sanofi Kymab;
(ii)
if Sanofi Kymab has an interest in assuming the Exploitation of any Licensed Compound and/or Licensed Product in the Field in the Territory, the Parties shall negotiate in good faith: (A) a license or other transaction to provide Sanofi Kymab rights to the Patents, Know-How, materials and other properties Controlled by Licensee and/or its Affiliates which Sanofi Kymab may require to so Exploit such Licensed Compound and/or Licensed Product in the Field in the Territory; and (B) where permitted by Applicable Law, the assignment to Sanofi Kymab all of its right, title and interest in and to, and transfer possession to Sanofi Kymab of, all Regulatory Documentation (including, for clarity, Regulatory Approvals) then in its name applicable to any Licensed Product in the Territory; provided that neither Party will be obligated to enter into any such agreement and may do so in its sole discretion; and
(iii)
to the extent that any Sublicensee has complied with its Sublicense Agreement and agrees to assume all obligations of Licensee, Sanofi Kymab may, at its election, enter into a direct license agreement with such Sublicensee; provided however that if Sanofi Kymab had granted its consent to Licensee’s entering into a Sublicense Agreement with a particular Sublicensee in accordance with Section 2.3 (Sublicenses) then Sanofi Kymab will, if requested by such Sublicensee, enter into a direct license agreement with such Sublicensee.
12.8.
Accrued Rights; Surviving Obligations.
12.8.1.
Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
12.8.2.
Survival. The following Sections and Articles shall survive the termination or expiration of this Agreement for any reason: Section 6.6 (Priority Review Voucher); Section 6.11 (Audit); Section 6.12 (Audit Dispute); Section 6.13 (Confidentiality) solely with regard to the auditable period up to the effective date of termination; Section 7.4 (Infringement Claims by Third Parties) solely with respect to any enforcement actions ongoing as of the effective date of termination; Section 12.1 (Term) solely with respect to the final sentence thereof provided that Licensee’s royalty and other payment obligations have been fulfilled as of the date of expiration or termination of this Agreement; Section 12.7 (Consequences of Termination); and this Section 12.8 (Accrued Rights; Surviving Obligations); Article 1 (Definitions) to the extent necessary to give effect to surviving provisions; Article 6 (Payments) with regard to any payment obligations which accrued prior to termination or expiration and also with regard to any post-termination or post-expiration payments; Article 9 (Confidentiality and Non-Disclosure) for the period prescribed in Section 9.1 (Confidentiality Obligations); Article 11 (Indemnity), provided that Section 11.6 (Insurance) shall survive only with respect to insurable events which occurred during the period prior to termination or expiration; and Article 13 (Miscellaneous) to the extent necessary to give effect to surviving provisions.
ARTICLE 13

Miscellaneous
13.1.
Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within 15 days after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than 180 days and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement pursuant to Section 12.2 (Termination of this Agreement for Material Breach).
13.2.
Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of Sanofi Kymab facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
13.3.
Export Control TC "13.3 Export Control" \f C \l "2" . This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
13.4.
Assignment; Change of Control. Except as provided in this Section 13.4 (Assignment; Change of Control), this Agreement may not be assigned or transferred, whether by operation of law or otherwise, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part: (a) to its successor in interest in the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement; or (b) to its successor in interest in a merger or consolidation (or similar transaction) of the assigning Party. In addition, Sanofi Kymab will have the right, without the consent of Licensee, (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates. Any successor of Licensee, or any assignee or delegee of all of Licensee’s rights under this Agreement that has also assumed all of Licensee’s obligations hereunder in writing will, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for Licensee, whereupon Licensee will cease to be a party to this Agreement and will cease to have any rights or obligations under the Agreement; provided, however, in the case of an assignment by Licensee to its Affiliate, Licensee will be jointly and severally liable with such Affiliate assignee under this Agreement. Any attempted assignment not in accordance with this Section 13.4 (Assignment; Change of Control) will be void. Further, Sanofi Kymab may assign its right to obtain payment(s) hereunder upon written notice to Licensee. All validly assigned and delegated rights and obligations of a Party hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of such Party, as the case may be.
13.5.
Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision shall be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.
13.6.
Dispute Resolution TC "13.6 Dispute Resolution" \f C \l "2" . If a dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***] Business Days. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [***] Business Day period, either Party shall have the right to initiate litigation and seek such remedies as may be available to such Party. Notwithstanding this Section 13.6 (Dispute Resolution), each Party shall be entitled to initiate litigation without having first referred a dispute to the Executive Officers if litigation is necessary to prevent irreparable harm to that Party.
13.7.
Governing Law, Jurisdiction, and Venue.
13.7.1.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
13.7.2.
Jurisdiction. Subject to Section 13.7 (Governing Law, Jurisdiction and, Venue) and Section 13.11 (Equitable Relief), the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.
13.7.3.
Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
13.8.
Notices.
13.8.1.
Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.8.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.8 (Notices). Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. This Section 13.8 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Telephone numbers are provided solely to facilitate delivery by courier.
13.8.2.
Address for Notice.

If to Licensee, to:

c/o Rallybio IPE, LLC

234 Church Street, Suite 1020

New Haven, CT 06510

Attention: General Counsel

Email: legal@rallybio.com (which does not constitute notice)

If to Sanofi Kymab, to:

c/o Sanofi

82, avenue Raspail

94250 Gentilly, France

Attention: Head of Out-Licensing Management

Global Alliance Management

Telephone: [***]

Email: alliance.management@sanofi.com (which does not constitute notice)

13.9.
Entire Agreement; Amendments TC "13.9 Entire Agreement; Amendments" \f C \l "2" . This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. No amendment of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
13.10.
English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
13.11.
Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Article 9 (Confidentiality and Non-Disclosure) are reasonable and necessary to protect the legitimate interests of each of them and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Article 9 (Confidentiality and Non-Disclosure) may result in irreparable injury to the other Party for which there may be no adequate remedy at law. In the event of such a breach or threatened breach of any provision of this Agreement, the aggrieved Party may seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, threatened breach or allegation of breach, as applicable, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. Each aggrieved Party hereby waives any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.11 (Equitable Relief) is intended, or should be construed, to limit either Party’s right to equitable relief for a breach or the threatened of any other provision of this Agreement.
13.12.
Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.
13.13.
No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties, their respective Affiliates and its and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

13.14.
Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
13.15.
Relationship of the Parties. It is expressly agreed that Sanofi Kymab, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sanofi Kymab, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
13.16.
References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.
13.17.
Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The word “will” shall be construed to have the same meaning and effect as the word “shall”. References to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. Any reference herein to any person or entity shall be construed to include the person’s or entity’s successors and assigns. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall apply against the Party which drafted such terms and provisions.
13.18.
Performance through Affiliates. Sanofi Kymab shall have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of Sanofi Kymab).
13.19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered in portable document format (PDF) using electronic signatures and such signatures shall be deemed to bind each Party as if they were ink signatures.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

KYMAB LIMITED	Rallybio IPE, LLC
By: /s/ Gordon Tillet Name: Gordon Tillet Title: Director	By: /s/ Stephen Uden Name: Stephen Uden Title: President & COO